EXHIBIT 3.1



                             CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                                CHICAGO, IL 60603

                                   May 3, 2005

Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020


              Re: Van Kampen Unit Trusts, Taxable Income Series 81
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Ladies/Gentlemen:

         We have served as counsel for Van Kampen Funds Inc., as sponsor and depositor of Van Kampen Unit Trusts, Taxable Income Series 81 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement (the "Trust Agreement"), dated May 3, 2005, between Van Kampen Funds Inc., as depositor (the "Depositor"), Van Kampen Asset Management, as supervisor, Standard & Poor's Securities Evaluations, Inc., as evaluator, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the trust (the "Trust") of said Fund ("Units") created under said Trust Agreement.

         In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units of the Trust have been duly authorized; and

          2. The certificates evidencing the Units of the Trust when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

         We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-122541) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                                         Respectfully submitted,


                                                          CHAPMAN AND CUTLER LLP

MJK/ern